Exhibit 99.1
January 19, 2007
FOR IMMEDIATE RELEASE
For more information contact:
October Strategies, Inc., 212-459-3729 or 303-471-4511
JUPITER TELECOMMUNICATIONS ANNOUNCES
DECEMBER 2006 SUBSCRIBER FIGURES
Tokyo, Japan — Jupiter Telecommunications Co., Ltd. (J:COM; JASDAQ: 4817), the largest multiple system operator (MSO) in Japan based on the number of customers served, has announced that the total subscribing households as of December 31, 2006 served by J:COM’s 24 managed franchises reached 2.62 million*1, up 485,700, or 22.7% since December 31, 2005. The increase is attributed to growth of the subscribing households in existing service areas and the addition of newly consolidated franchises. Combined revenue generating units (RGUs) for cable television, high-speed Internet access and telephony services reached over 4.52*1 million, up 840,100 or 22.8% since December 31, 2005. The bundle ratio (average number of services received per subscribing household) was unchanged at 1.72 as of December 31, 2006 from December 31, 2005, due to the inclusion of Cable West Inc. The ratio excluding Cable West Inc. increased to 1.77 as of December 31, 2006 from 1.72 since December 31, 2005. Details are provided in the table below:
*1 Includes subscriber data for Cable West Inc., which became a consolidated subsidiary at the end of September 2006. As of December 31, 2006, Cable West Inc. subscriber data is included in the below tables according to J:COM policy. Cable West Inc. had 1.40 million homes passed, 309,600 cable television RGUs, of which 167,600 are digital RGUs, 129,900 high-speed Internet access RGUs, 22,900 “Cable Plus Phone” telephony RGUs, total 462,400 RGUs, and 334,700 subscribing households (as of December 31, 2006).
Year-Over-Year Subscribing Household Comparisons: (Rounded to the nearest hundred)

	Revenue Generating Units*[1]				Total
		High-Speed			Subscribing
	Cable Television	Internet Access	Telephony	RGU Total	Households*[1]
As of December 31 , 2006	2,195,900	1,149,100	1,173,600	4,518,600	2,621,700
	Digital: 1,127,500
As of December 31, 2005	1,796,300	911,800	970,400	3,678,500	2,136,000
Net year-over-year increase	399,600	237,300	203,200	840,100	485,700
Net increase as percentage	22.2%	26.0%	20.9%	22.8%	22.7%

Results for J:COM’s consolidated subsidiaries are noted below:
Total consolidated subsidiaries: 23 franchises; 40 systems:

Consolidated Systems
Total	Revenue Generating Units*[1]				Total
		High-Speed			Subscribing
	Cable Television	Internet Access	Telephony	RGU Total	Households*[1]
As of December 31, 2006	2,109,300	1,108,800	1,119,900	4,338,000	2,512,200
	Digital: 1,088,900
As of December 31, 2005	1,684,900	864,200	911,300	3,460,400	2,002,800
Net year-over-year increase	424,400	244,600	208,600	877,600	509,400
Net increase as percentage	25.2%	28.3%	22.9%	25.4%	25.4%

About J:COM http://www.jcom.co.jp/
Established in 1995, Jupiter Telecommunications Co., Ltd. (J:COM) is Japan’s largest multiple system operator based on the number of subscribing customers, serving 2.62 million subscribing households (as of December 31, 2006) in the Sapporo, Kanto, Kansai, and Kyushu regions. Based in Tokyo, J:COM is a corporate entity that provides cable television, high-speed Internet access, telephony and mobile services to customers through 24 managed franchises (as of December 31, 2006) operating at the local level. The number of serviceable households or “homes passed” in J:COM franchise areas is approximately 9.74 million*1(as of December 31, 2006). J:COM’s principal shareholder is LGI/Sumisho Super Media. J:COM is a public company, trading on the JASDAQ stock exchange under code No. 4817. For more information (available in English and Japanese), visit J:COM’s website at http://www.jcom.co.jp.
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Certain statements in this news release may constitute “forward-looking statements,” which involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Jupiter Telecommunications Co., Ltd. and any of its subsidiaries to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.